Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

                                                                                     News

COMPANY CONTACT:
Annette Geraghty
856-251-2174

CHECKPOINT SYSTEMS, INC. APPOINTS JOSEPH G. DRISCOLL
CHIEF ACCOUNTING OFFICER

Thorofare, New Jersey, March 1, 2013 – Checkpoint Systems, Inc. (NYSE: CKP) announced today that Joseph G. Driscoll has been appointed to the position of Chief Accounting Officer. Mr. Driscoll will report to Raymond D. Andrews, the Company’s Senior Vice President and Chief Financial Officer.

Mr. Driscoll, age 41, has served as the Company’s Corporate and North American Business Controller since August 2012. Previously, he was Corporate Controller from February 2008 to August 2012, Assistant Controller from April 2006 to February 2008, and Manager External Reporting from October 2004 to April 2006.

In his new role, Mr. Driscoll will continue to oversee all internal controls for the Company’s accounting systems and processes in addition to managerial report preparation, general accounting, payroll, accounts payable and accounts receivable. He is also responsible for directing the consolidation of the Company’s financial and operational statements and public company reporting.

Mr. Andrews, Senior Vice President and Chief Financial Officer, said, “We are pleased to appoint Joe to be Checkpoint’s Chief Accounting Officer. He is a capable financial professional with a strong background in SEC financial reporting requirements. Since joining Checkpoint, he has taken on increasing responsibility in accounting operations and in the course of doing so, cultivated a solid grasp of the Company’s global financial reporting and accounting processes. I am confident he will fulfill his new responsibilities with equal enthusiasm and proficiency.”

Prior to joining Checkpoint, Mr. Driscoll held several management positions at The Pep Boys – Manny, Moe and Jack, including Director of Financial Reporting and Systems from April 2003 to October 2004.

Mr. Driscoll holds a Master in Business Administration from Widener University and a Bachelor of Science degree in Accounting from Rutgers University. He is a Certified Public Accountant.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions. Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence. Checkpoint solutions are built upon more than 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform.  As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer’s shopping experience.  For more information, visit www.checkpointsystems.com.